CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to Registration Statement No. 333-287837 on Form N-14 of our report dated June 25, 2025, relating to the financial statements and financial highlights of BlackRock Securitized Income Fund (formerly known as, BlackRock U.S. Mortgage Portfolio), a series of Managed Account Series II (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended April 30, 2025, and we also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 19, 2025